Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. SIGNS
MEMORANDUM OF UNDERSTANDING WITH WILLIAM & MARY’S
RAYMOND A. MASON SCHOOL OF BUSINESS MBA
REAL ESTATE PATH OF DISTINCTION

Virginia Beach, VA – October 3, 2014 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), today announced it has signed a memorandum of understanding to participate in The College of William & Mary’s Raymond A. Mason School of Business’ (“Mason”) MBA - Real Estate Path of Distinction (“PoD”), as a Corporate Partner.

The PoD was developed to prepare students for the demands of the real estate industry by providing them with access to internships and future career opportunities. Corporate partners work closely with the school to advise on the latest knowledge and skills needed to improve the curriculum as well as assist with lectures and/or teaching. The Company will provide summer internships to two selected students and upon graduation have first priority in recruiting these students for employment.

Jon S. Wheeler, Chairman and Chief Executive Officer, commented, “I am honored to partner with such an esteemed university and the Mason School of Business. We believe this partnership will afford the Company with an opportunity to hand select from the best and the brightest future industry leaders and in turn, have these students intern and potentially become part of the Wheeler team. We look forward to working with Mason as well as The College of William and Mary for many years to come.”

“We are very pleased to have Wheeler Real Estate Investment Trust participate in the Path of Distinction. We launched the PoD this fall and having known Jon and the team at Wheeler for many years, we thought they would be a great partner not only for the educational component, but also the “hands-on” experience that the students will be able to engage in during their internships. Throughout this process, Jon and his associates at Wheeler have played an integral role in the PoD’s development. We sincerely appreciate the Company’s enthusiastic support of the PoD as well as the school.” stated Mason’s MBA-Real Estate Path of Distinction Director, Dr. Michael J. Seiler.

Located in Williamsburg, Virginia, William & Mary was founded 321 years ago and is the second oldest college in the nation (and has the oldest law school). The Raymond A. Mason School of Business is nationally recognized for its quality faculty; the talent and diversity of its student body; and the opportunities it provides for hands-on learning and executive coaching. The school’s revolutionary approach to business education prepares students to make an immediate contribution to any business. The Princeton Review and Businessweek consistently rank the Mason faculty among the best in the nation.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

CONTACT: -OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Marketing	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com